Exhibit 10.3

FORM OF

Performance STOCK UNIT GRANT NOTICE
UNDER THE
SeaWorld Entertainment, Inc.
2017 OMNIBUS INCENTIVE PLAN

(Employees – Performance-Based Restricted Stock Units)

SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), pursuant to its 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the maximum number of Restricted Stock Units set forth below.  The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]
Date of Grant:	[Date of Grant]
Performance Period:	The period commencing on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”).

Target Number of

Restricted Stock Units:	[Insert Target No. of Restricted Stock Units Granted]

Maximum Number of

Restricted Stock Units:	[Insert Maximum No. of Restricted Stock Units Granted]

Vesting Schedule:	The Restricted Stock Units shall vest at such times and in such amounts as set forth in Exhibit A to the Restricted Stock Unit Agreement.

***

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

SeaWorld Entertainment, Inc.Participant1

________________________________________________________________
By: Jack Roddy[Insert Participant Name]
Title: Chief Human Resources & Culture Officer

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

FORM OF

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
SeaWorld Entertainment, Inc.
2017 Omnibus INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time, (the “Plan”) SeaWorld Entertainment, Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock).  The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting.  Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in Exhibit A attached hereto.

3. Settlement of Restricted Stock Units.  The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof and, in accordance therewith, any vested Restricted Stock Units shall be settled in shares of Common Stock as soon as reasonably practicable (and, in any event, within two and one-half months) following the expiration of the applicable Restricted Period.  With respect to any Restricted Stock Unit, the period of time on and prior to the 2018 Early Vesting Date (as defined in Exhibit A attached hereto), the 2019 Early Vesting Date (as defined in Exhibit A attached hereto) or the Normal Vesting Date (as defined in Exhibit A attached hereto), as applicable, in which such Restricted Stock Unit is subject to vesting shall be its Restricted Period.  Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading.

4. Treatment of Restricted Stock Units Upon Termination.  The provisions of Section 9(b) of the Plan are incorporated herein by reference and made a part hereof. In the event the Participant undergoes a Termination, the treatment of the unvested Restricted Stock Units shall be as set forth in Exhibit A attached hereto.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability.  The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except to Permitted Transferees in accordance with Section 15(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

7. Rights as Stockholder; Dividend Equivalents. The Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting or to receive dividends or dividend equivalents) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.  The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of Common Stock.  Such dividend equivalents will be provided in shares of Common Stock having a Fair Market Value on the date that the Restricted Stock Units are settled equal to the amount of such applicable dividends, and shall be payable at the same time as the Restricted Stock Units are settled in accordance with Section 3 above.  In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

8. Tax Withholding.  The provisions of Section 15(d) of the Plan are incorporated herein by reference and made a part hereof.

9. Notice.  Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10. No Right to Continued Service.  This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

11. Binding Effect.  This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12. Waiver and Amendments.  Except as otherwise set forth in Section 14 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Clawback/Repayment.  This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.  In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

14. Restrictive Covenants; Detrimental Activity.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Restricted Stock Unit Agreement (the “Restrictive Covenants”).  Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Restricted Stock Unit Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Restricted Stock Unit Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California.  The Restricted Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions.  For the avoidance of doubt, the Restrictive Covenants contained in this Restricted Stock Unit Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee (including, without limitation, a breach of any of the covenants contained in Appendix A to this Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units, and repay such gain to the Company.

15. Right to Offset.  The provisions of Section 15(x) of the Plan are incorporated herein by reference and made a part hereof.

16. Governing Law.  This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant

hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17. Plan.  The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.

18. Section 409A.  It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Exhibit A

1. Normal Vesting of Restricted Stock Units.

(a) The “Performance Period” shall mean the period from January 1, 2018 to December 31, 2020, “Year 1 of the Performance Period” shall mean the period from January 1, 2018 to December 31, 2018, “Year 2 of the Performance Period” shall mean the period from January 1, 2019 to December 31, 2019 and “Year 3 of the Performance Period” shall mean the period from January 1, 2020 to December 31, 2020.  Subject to early vesting as provided in Section 2 below, the “Target Number of Restricted Stock Units” provided on the Grant Notice will be eligible to be earned based on the following performance metrics: 75%—Adjusted EBITDA Component (as set forth in Section 1(b)(A) below); and 25%—ROIC Component (as set forth in Section 1(b)(B) below), in each case, based on a multiple from 0% up to a maximum of 200% pursuant to Section 1(b) below at the end of the Performance Period and the Earned Amount (as defined below) will be eligible to become vested pursuant to Section 1(c) below.  The Adjusted EBITDA Component and the ROIC Component below shall collectively be referred to herein as the “Performance Components” and the applicable portion of the “Target Number of Restricted Stock Units” shall each be referred to herein as the applicable “Performance Component Percentage”.

Performance Component	Performance Component Percentage
Adjusted EBITDA	75%
ROIC	25%

(b) During the first 90 days of the Performance Period, the Committee will determine:

(A) Adjusted EBITDA Component.  A projected Adjusted EBITDA target for Year 3 of the Performance Period (the “Adjusted EBITDA Target”).  For purposes of this Exhibit A, the term “Adjusted EBITDA” shall mean the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for the applicable fiscal year and the term “Performance Period EBITDA” shall mean the Adjusted EBITDA in Year 3 of the Performance Period.

(B) ROIC Component.  A projected ROIC target for the Performance Period (the “ROIC Target”).  For purposes of this Exhibit A, the term “ROIC” means the Company’s return on invested capital over the Performance Period calculated as follows:

(Cumulative NOPAT – (Base Period NOPAT * 3))

Cumulative Cash CAPEX

For purposes of this Exhibit A, the following terms mean:

“Base Period NOPAT” means NOPAT for the year immediately preceding the beginning of the Performance Period.

“Cumulative Cash CAPEX” means the aggregate “Cash Capital” expenditures as reported on the Company’s Statement of Cash Flows during the Performance Period.

“Cumulative NOPAT” means the aggregate NOPAT during the Performance Period.

Exhibit A – 1

“Depreciation & Amortization” means as defined by US GAAP and reported on the Company’s Income Statement (NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

“NOPAT” means Adjusted EBITDA less Depreciation & Amortization (both NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

In connection with foregoing, the Company’s Chief Financial Officer shall certify in writing to the Committee the Performance Period EBITDA and the ROIC.

Following the completion of the Performance Period, the Committee will determine the “Actual Performance Percentage” for each Performance Component by calculating for the applicable Performance Component the percentage by which the Performance Period EBITDA and ROIC, as applicable, met or exceeded the Adjusted EBITDA Target and ROIC Target, respectively.  The number of Restricted Stock Units that will be earned (the “Earned Amount”) with respect to each Performance Component will be based on the achievement of the Actual Performance Percentage as set forth in the table below times the applicable Performance Component Percentage set forth in the table above:

Actual Performance Percentage for the Adjusted EBITDA Component and ROIC Component*	Percentage of Restricted Stock Units Earned for the Adjusted EBITDA Component and ROIC Component Earned**
Actual Performance Percentage less than [threshold]%	0%
Actual Performance Percentage greater than or equal to [threshold]%	50%
Actual Performance Percentage greater than or equal to [target]%	100%
Actual Performance Percentage greater than or equal to [maximum]%	200%

* For an Actual Performance Percentage at least equal to [threshold]% which falls in between the levels set forth in the table above, the Committee shall apply straight-line interpolation to determine the Earned Amount for the Adjusted EBITDA Component and ROIC Component, provided that in no event shall the Earned Amount exceed 200% of such Performance Component.

** By way of illustration, if the “Target Number of Restricted Stock Units” is [●] Restricted Stock Units and the Company’s Actual Performance Percentage (x) for the Adjusted EBITDA Component is [●]% and (y) for the ROIC Component is [●]%, then the Earned Amount with respect to Adjusted EBITDA Component and ROIC Component will be [●] units ([●] units x [●]%) and [●] units ([●] units x [●]%), respectively.  [●] Restricted Stock Units will vest on the date the Committee determines the Actual Performance Percentages for the Performance Period.

The sum of the Earned Amount for each Performance Component is referred to as the “Total Earned Amount”.  A number of Restricted Stock Units equal to the Total Earned Amount will be eligible to vest pursuant to Section 1(c) below.

(c) Subject to Sections 2 and 3 of this Exhibit A, provided the Participant has not undergone a Termination on or prior to the Normal Vesting Date (as defined below), a number of Restricted Stock Units equal to the Total Earned Amount or the Adjusted Total Earned Amount, as applicable, shall vest and the restrictions on such Restricted Stock Units shall lapse on the latter of the date (the “Normal Vesting Date”) the Committee determines the Actual Performance Percentages in Year 3 of the Performance Period

Exhibit A – 2

and the Company publicly discloses the Adjusted EBITDA in the Company’s earnings release for Year 3 of the Performance Period, which date shall not be later than March 15 in the year following the end of the Performance Period.  Any remaining unvested Restricted Stock Units that do not become vested in accordance with preceding sentence (if any) shall immediately be forfeited by the Participant for no consideration as of the Normal Vesting Date.  Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, no Restricted Stock Units shall vest on the Normal Vesting Date in the event the Actual Performance Percentage for the Adjusted EBITDA Component is less than [threshold]% and, in such event, any unvested Restricted Stock Units shall immediately be forfeited to the Company by the Participant for no consideration as of the Normal Vesting Date.

(d) For purposes of this Exhibit A, the term “Adjusted Total Earned Amount” shall mean:

(A) in the event Restricted Stock Units vested on the 2018 Early Vesting Date (but not on the 2019 Early Vesting Date) and the Total Earned Amount exceeds [●]% of the “Target Number of Restricted Stock Units” provided on the Grant Notice, a number of Restricted Stock Units equal to 170% of the “Target Number of Restricted Stock Units” provided on the Grant Notice;

(B) in the event Restricted Stock Units vested on the 2019 Early Vesting Date (but not on the 2018 Early Vesting Date) and the Total Earned Amount exceeds [●]% of the “Target Number of Restricted Stock Units” provided on the Grant Notice, a number of Restricted Stock Units equal to 180% of the “Target Number of Restricted Stock Units” provided on the Grant Notice; and

(C) in the event Restricted Stock Units vested on both the 2018 Early Vesting Date and the 2019 Early Vesting Date and the Total Earned Amount exceeds [●]% of the “Target Number of Restricted Stock Units” provided on the Grant Notice, a number of Restricted Stock Units equal to 150% of the “Target Number of Restricted Stock Units” provided on the Grant Notice.

2. Early Vesting of Restricted Stock Units.

(a) 2018 Early Vesting Date. Notwithstanding Section 1 of this Exhibit A, in the event the Adjusted EBITDA Target is achieved in Year 1 of the Performance Period, to the extent outstanding and unvested at such time, a number of unvested Restricted Stock Units equal to 30% of the “Target Number of Restricted Stock Units” provided on the Grant Notice shall vest (and the restrictions thereon shall immediately lapse) on the latter of the date (the “2018 Early Vesting Date”) the Committee determines the Adjusted EBITDA for Year 1 of the Performance Period and the Company publicly discloses such Adjusted EBITDA in the Company’s earnings release, which date shall not be later than March 15 in the year following the end of Year 1 of the Performance Period, provided the Participant has not undergone a Termination on or prior to such latter date.  Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) will continue to be eligible to be earned and become vested on the Normal Vesting Date pursuant to Section 1 above.

(b) 2019 Early Vesting Date. Notwithstanding Section 1 of this Exhibit A, in the event the Adjusted EBITDA Target is achieved in Year 2 of the Performance Period, to the extent outstanding and unvested at such time, a number of unvested Restricted Stock Units equal to 20% of the “Target Number of Restricted Stock Units” provided on the Grant Notice shall vest (and the restrictions thereon shall immediately lapse) on the latter of the date (the “2019 Early Vesting Date”) the Committee determines the Adjusted EBITDA for Year 2 of the Performance Period and the Company publicly discloses such Adjusted

Exhibit A – 3

EBITDA in the Company’s earnings release, which date shall not be later than March 15 in the year following the end of Year 2 of the Performance Period, provided the Participant has not undergone a Termination on or prior to such latter date.  Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) will continue to be eligible to be earned and become vested on the Normal Vesting Date pursuant to Section 1 above.

3. Treatment of Restricted Stock Units Upon a Change in Control.

(a) Notwithstanding Sections 1 and 2 of this Exhibit A, in the event a Change in Control that occurs during the Participant’s employment and prior to the Normal Vesting Date, to the extent outstanding and unvested at such time, a number of unvested Restricted Stock Units equal to the Specified Number (as defined below) shall remain outstanding and shall vest (and the restrictions thereon shall immediately lapse) on the later of (x) the last day of the Performance Period and (y) the date of the Change in Control, solely based on Participant’s continued employment with the Company through such date (and without regard to the conditions set forth in Sections 1 and 2 of this Exhibit A).  Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the last day of the Performance Period.

(b) For purposes of this Exhibit A, the term “Specified Number” shall mean:

(A) in the event a Change in Control occurs at any time prior to the completion of the Performance Period, the actual number of Restricted Stock Units that would have been earned in accordance with Section 1 of this Exhibit A based on the Committee’s good-faith determination of the Actual Performance Percentages for the portion of Performance Period that has elapsed through the date of the Change in Control (the “Partial Period”) measured against an adjusted Adjusted EBITDA Target and ROIC Target which shall be pro-rated based on a fraction (i) the numerator of which is the number of days in the Partial Period and (ii) the denominator of which is the number of days in the Performance Period (such resulting number of Restricted Stock Units, the “Pro-Rata Actual Performance Amount”); and

(B) in the event a Change in Control occurs at any time after the completion of the Performance Period but before the Normal Vesting Date, the Total Earned Amount or the Adjusted Total Earned Amount, as applicable.

4. Treatment of Restricted Stock Units Upon Certain Termination.

(a) In the Event of Participant’s Termination for any reason on or prior to the Normal Vesting Date other than under circumstances described in Section 4(b) of this Exhibit A, all unvested Restricted Stock Units shall be forfeited by the Participant for no consideration as of the date of such Termination.

(b) Notwithstanding anything to the contrary in Section 9 of the Plan:

(A) in the event of (i) Participant’s Termination by the Company other than for Cause, or (ii) Participant’s Termination due to death or Disability, in each case, on or prior to the last day of the Performance Period and within 12 months following a Change in Control, to the extent outstanding and unvested at such time, a number of Restricted Stock Units (if any) equal to the Specified Number shall vest (and

Exhibit A – 4

the restrictions thereon shall immediately lapse) as of the date of such Termination.  Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited by the Participant for no consideration as of the date of such Termination.

(B) in the event of the Participant’s Termination due to (i) death or Disability on or prior to the last day of the Performance Period and other than within 12 months following a Change in Control, or (ii) Qualified Retirement on or prior to the last day of the Performance Period, in each case, to the extent outstanding and unvested at such time, a number of Restricted Stock Units equal to the product of (x) the D&D Specified Number (as defined below) multiplied by (y) a fraction, the numerator of which is equal to the number of completed months that have elapsed in the Performance Period through and including the date of such Termination and the denominator of which is equal to 36, (rounded up to the nearest whole number) shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination.  Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the date of such Termination.  For purposes of this paragraph, the term “D&D Specified Number” shall mean the Specified Number (as defined in Section 3(b) of this Exhibit A) assuming solely for purposes of this definition (and not for purposes of the vesting of Restricted Stock Units under Section 4(b)(B) of this Exhibit A) that a Change in Control had occurred on the date of the Participant’s Termination due to death or Disability or Qualified Retirement.

The term “Qualified Retirement” as used in this Exhibit A shall mean the Participant undergoes a Termination (other than when grounds existed for a termination for Cause at the time thereof) when the Participant is at least age 55 with a combination of age and service years with the Company of at least 65.

Exhibit A – 5

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii)During the Restricted Period, Participant will not directly or indirectly:

(A)engage in the Business in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, Tampa, Florida, San Diego, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B)enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Employment Term and for a period of two years from the date Participant ceases to be an employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

Appendix A – 1

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C)encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v)For purposes of this Appendix A:

(A)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(B)“Business” shall mean the entertainment and theme park business.

(C)“Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Studios, Six Flags, Inc., Cedar Fair Entertainment Company, Merlin Entertainments Group Ltd. or Herschend Family Entertainment, and each of their respective Affiliates.

(b)Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(c)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

Appendix A – 2

(f)The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.	Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Restricted Stock Unit Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Restricted Stock Unit Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Restricted Stock Unit Agreement (or, if the Company publicly discloses summaries or excerpts of this Restricted Stock Unit Agreement) to the extent so disclosed.

(iv)Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

Appendix A – 3

(b)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v)The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

3.Permitted Disclosure.  Nothing in this Appendix A shall prohibit or impede a Participant from communicating, cooperating or filing a complaint with any United States federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any United States federal, state or local law or regulation, or otherwise

Appendix A – 4

making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  Each Participant understands and acknowledges that (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  A Participant does not need to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is a Participant authorized to disclose any information covered by attorney-client privilege or attorney work product or trade secrets of any member of the Company Group without prior written consent of the Company’s Board of Directors or other officer designed by the Company’s Board of Directors.

Appendix A – 5